Prospectus Supplement filed under Rule 424 (b)(3)

                          Registration No. 333-15777
                          Prospectus Supplement No. 1

The Prospectus dated November 14, 1996 (the "Prospectus") relating to the offer for resale of up to $115,000,000 aggregate principal amount of 5 1/2% Convertible Subordinated Debentures due 2006 of Aames Financial Corporation (the "Company") and 4,107,142 shares of the common stock of the Company, par value $0.001 per share, into which such Debentures are convertible is hereby amended as follows:

     (1) The fourth paragraph appearing on the cover page of the Prospectus is deleted and replaced in its entirety as follows:

     "The Debentures are general unsecured obligations of the Company, subordinated to all existing and future Senior Indebtedness (as defined herein), which at October 31, 1996 was approximately $256 million, including $23.0 million of the Company's 10.5% Senior Notes due 2002, $150 million of the Company's 9.125% Senior Notes due 2003 and Company guarantees of approximately $82.9 million of warehouse indebtedness outstanding on such date incurred by a wholly owned subsidiary of the Company. See 'Description of the Debentures.'"


     (2) The following entities are hereby named as Selling Security Holders as contemplated on page 33 of the Prospectus:

         SELLING SECURITY HOLDER             PRINCIPAL AMOUNT OF DEBENTURES
         -----------------------             ------------------------------

     Boston Provident Partners, L.P.              $  500,000
     2050 Center Avenue, Suite 300
     Fort Lee, NJ  07024

     Highbridge Capital Corporation               $1,750,000
     P.O. Box 30554
     Grand Cayman, Cayman Islands
     British West Indies

     Lipco Partners, L.P.                         $2,250,000
     101 Park Avenue, 6th Floor
     New York, NY  10178

     Smith Barney Inc.                            $4,000,000
     390 Greenwich Street
     New York, NY  10013


     Smith Barney Inc. has in the past provided to the Company investment banking services for which it has received customary fees and may in the future provide such services.


         The date of this Prospectus Supplement is November 22, 1996.